    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 2002

                                                      REGISTRATION NO. 33-58488

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                       POST-EFFECTIVE AMENDMENT NO. 3 ON
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                              SPRINT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         KANSAS                       48-0457967
(STATE OF INCORPORATION) (I.R.S. EMPLOYER IDENTIFICATION NO.)

          P.O. BOX 11315, KANSAS CITY, MISSOURI 64112, (913) 624-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               CLAUDIA TOUSSAINT
  ASSISTANT VICE PRESIDENT, LAW, CORPORATE GOVERNANCE AND ASSISTANT SECRETARY
                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112
                           TELEPHONE (913) 794-1513
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

       Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

PROSPECTUS
[LOGO] Sprint

                              SPRINT CORPORATION
                               FON COMMON STOCK
                          (PAR VALUE $2.00 PER SHARE)

                               ----------------

                     Automatic Dividend Reinvestment Plan

                               ----------------

      The Automatic Dividend Reinvestment Plan of Sprint Corporation provides holders of its FON Common Stock with a method of purchasing additional shares of FON Common Stock. Any holder of record of FON Common Stock is eligible to join the Plan. The FON Common Stock is listed on the New York Stock Exchange under the symbol "FON". Of the original issue shares authorized for issuance under the Plan, 2,327,028 shares of FON Common Stock remained available for issuance at July 31, 2002.

      You may:

       1. Automatically reinvest cash dividends on all of your FON Common Stock.

       2. Automatically reinvest cash dividends on less than all of your FON Common Stock and continue to receive cash dividends on the remaining FON Common Stock.

       3. Invest optional cash payments in FON Common Stock. Optional cash payments cannot exceed $5,000 per quarter. A minimum payment of $25 is required.

       4. Invest both cash dividends and optional cash payments in FON Common Stock.

       WE ARE CHARGING NEW FEES IN CONNECTION WITH PURCHASES OF FON COMMON STOCK UNDER THE PLAN AND OTHER TRANSACTIONS IN THE PLAN (SEE QUESTION 9 ON P. 7 ).


      You cannot invest in PCS Common Stock through the Plan.

      BOTH THE FON COMMON STOCK AND THE PCS COMMON STOCK ARE CLASSES OF COMMON STOCK OF SPRINT AND ARE SUBJECT TO ALL OF THE RISKS OF AN EQUITY INVESTMENT IN SPRINT AND ALL OF OUR BUSINESSES, ASSETS AND LIABILITIES. SEE CHARACTERISTICS OF TRACKING STOCKS BEGINNING ON P. 3 AND QUESTION 28 ON P. 12.

      UMB Bank, n.a., acts as Agent and administers the Plan. It may purchase shares of FON Common Stock for the accounts of participants directly from Sprint, on the open market or from private sources. If the Agent purchases shares from Sprint, the price of your shares will be the average of the high and low sales price of the FON Common Stock on the relevant Investment Date. If the Agent purchases shares on the open market or from private sources, the price of your shares will be the Agent's average cost. You receive no discount on purchases under the Plan. The closing price of the FON Common Stock on August 9, 2002, as shown by the composite listing of transactions as published in major newspapers, was $9.89.

                               ----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
        OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                The date of this Prospectus is August 12, 2002.

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
Where You Can Find More Information...........   2
Sprint Corporation............................   3
Characteristics of Tracking Stock.............   3
Use of Proceeds...............................   4
Plan of Distribution..........................   4
Automatic Dividend Reinvestment Plan..........   4
Validity of the FON Common Stock..............  13
Indemnification for Securities Act Liabilities  13

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement on Form S-3 of which this Prospectus is a part, as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of the documents from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants (like us) that file electronically.

      In addition, you can inspect reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The FON Common Stock and the PCS Common Stock are both listed on the New York Stock Exchange. Our annual and quarterly reports and other information regarding us can also be found on our website at www.sprint.com/sprint/ir.

      This Prospectus describes the Plan. You should read it, together with the additional information that is incorporated by reference as described below.

      This Prospectus is part of a Registration Statement that we have filed with the SEC. To see more detail, you should read the exhibits filed with our Registration Statement.

      The SEC allows this Prospectus to "incorporate by reference" certain other information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered.

      . Sprint's Annual Report on Form 10-K/A for the year ended December 31, 2001.

      . Sprint's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002.

      . Sprint's Current Reports on Form 8-K dated February 4, March 1, March 6, April 15 and August 9, 2002.

      . The description of FON Common Stock contained in Amendment No. 4 to Sprint's Registration Statement on Form 8-A relating to the FON Common Stock, filed April 17, 2002.

      . The description of FON Group Rights contained in Amendment No. 3 to Sprint's Registration Statement on Form 8-A relating to the FON Group Rights, filed August 4, 1999.

      If you request this information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part. Requests should be addressed to: Sprint Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251 KSOPHF0102, Attention: Investor Relations (telephone number: (800) 259-3755).

                              SPRINT CORPORATION

      We are a global communications company and a leader in integrating long-distance, local service, and wireless communications. We are also one of the largest carriers of Internet traffic using our tier one Internet protocol network, which provides connectivity to any point on the Internet either through our own network or via direct connections with other backbone providers. We are the nation's third-largest provider of long-distance services and operate nationwide, all-digital long distance and tier one Internet protocol networks using fiber-optic and electronic technology. In addition, as of June 30, 2002, our local division served approximately 8.2 million access lines in 18 states. We also operate a 100% digital personal communications service, or PCS, wireless network in the United States with licenses to provide service nationwide using a single frequency band and a single technology. We operate in industries that have been and continue to be subject to consolidation and dynamic change. As part of our overall business strategy, we regularly evaluate opportunities to expand and complement our business and may at any time be discussing or negotiating a transaction that, if consummated, could have a material effect on our business, financial condition, liquidity or results of operations.

      Our business is divided into four lines of business: the global markets division, the local division, the product distribution and directory businesses, and the PCS wireless telephony products and services business. The FON group includes the global markets division, the local division, and the product distribution and directory publishing businesses. The PCS group includes the PCS wireless telephony products and services business.

      We were incorporated in 1938 under the laws of the State of Kansas. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and our telephone number is (913) 624-3000.

                       CHARACTERISTICS OF TRACKING STOCK

      Our FON Common Stock and PCS Common Stock are intended to reflect the performance of the FON and PCS groups. However, they are classes of common stock of our company, not of the group they are intended to track. Accordingly, holders of FON and PCS Common Stock are subject to all of the risks of an equity investment in us and all of our businesses, assets and liabilities. Shares of FON or PCS Common Stock do not represent a direct equity or legal interest in the assets and liabilities allocated to either group, but represent a direct equity interest in our assets and liabilities as a whole.

      Holders of FON and PCS Common Stock generally vote as a single class on all matters submitted to a vote of stockholders, including the election of directors. The vote per share of the PCS Common Stock is different from the vote of the FON Common Stock. The FON Common Stock has one vote per share. The vote per share of the PCS Common Stock is based on the market price of a share of PCS Common Stock relative to the market price of a share of FON Common Stock for a period of time before the record date for a stockholders' meeting.

      The market price of the FON Common Stock may not accurately reflect the reported financial results and prospects of the FON group or the dividend policies established by our board of directors with respect to the FON Common Stock. The market price of the PCS Common Stock may not accurately reflect the reported financial results and prospects of the PCS group or the dividend policies established by our board with respect to the PCS Common Stock. Events affecting our company generally or the results of one group could adversely affect the results of operations of the other group or the market price of the stock tracking the other group. In addition, holders of FON and PCS Common Stock may have conflicting interests, which could be resolved by our board to the detriment of one group or the other.

      Our board has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in our articles of incorporation, to change the allocation of the assets and liabilities that comprise each of the FON group and the PCS group without stockholder approval. Under the applicable corporate law, our board owes its fiduciary duties to all of our stockholders and there is no board of directors that owes separate duties to the holders of either the FON Common Stock or the PCS Common Stock. The Tracking Stock Policies provide that the board, in resolving material matters in which the holders of FON Common Stock and PCS Common Stock have potentially divergent interests, will act in the best interests of the corporation and all its common stockholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of our common stock. These policies may be changed by the board without stockholder approval. Given the board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

      For more information on risk factors relating to FON Common Stock, see Risk Factors Relating to Tracking Stocks in our Annual Reports on Form 10-K.

                                USE OF PROCEEDS

      We do not know either the number of shares that will ultimately be purchased under the Plan or the prices at which these shares will be purchased. When we sell shares to the Plan, the proceeds will be allocated to the FON group and used for general corporate purposes and for advances to, and additional equity investment in, our subsidiary companies and joint ventures to facilitate additions and improvements to the property, plant and equipment of these companies and to fund operations. We are unable to determine the amount of the proceeds that will be devoted to any of these purposes.

                             PLAN OF DISTRIBUTION

      We are offering the holders of our FON Common Stock the opportunity to purchase additional shares of FON Common Stock through an Automatic Dividend Reinvestment Plan. Participants in the Plan pay fees and commissions in connection with the purchase of FON Common Stock and other transactions in the Plan (see Question 9).

                     AUTOMATIC DIVIDEND REINVESTMENT PLAN

      The provisions of the Plan are set forth below in question and answer form.

                                    PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

      The purpose of the Plan is to provide you with a convenient method of investing cash dividends paid on your FON Common Stock or optional cash payments in additional shares of FON Common Stock, or investing both cash dividends and optional cash payments in additional shares of FON Common Stock. You cannot purchase PCS Common Stock through the Plan.

                                  ADVANTAGES

2.  WHAT ARE THE ADVANTAGES OF THE PLAN?

      You may (1) automatically reinvest cash dividends on all or less than all of your shares of FON Common Stock in additional shares of FON Common Stock, or
(2) invest optional cash payments, not to exceed $5,000 per quarter (minimum payment of $25), in additional shares of FON Common Stock, or (3) both reinvest cash dividends and invest optional cash payments in FON Common Stock. You can make optional cash payments without reinvesting any of your cash dividends, except that the dividends on any shares of FON Common Stock that you purchase under the Plan will be reinvested until such time as you withdraw these shares from the Plan or you sell or transfer these shares. The Plan permits fractions of shares, as well as full shares, to be credited to your account. In addition, the Agent will credit dividends on fractions of shares, as well as on full shares, to your account and the Agent will reinvest the dividends in shares of FON Common Stock. The Agent will provide you with regular statements of your account for recordkeeping.

      You may also deposit your FON Common Stock certificates for safekeeping with the Agent and have your ownership of this FON Common Stock maintained on the Agent's records as part of your Plan account (see Question 8). All dividends on shares deposited in safekeeping will be reinvested in FON Common Stock.

      You may transfer, at any time, some or all of the shares you hold under the Plan to another person or persons (see Question 22).

                                ADMINISTRATION

3.  WHO ADMINISTERS THE PLAN?

      UMB Bank, n.a., acts as your agent and keeps a record of your account, sends statements of account to you and performs other duties relating to the Plan. Should UMB Bank, n.a. resign, another agent will be asked to serve. You should send all communications regarding the Plan to the Agent addressed as follows:

                             UMB Bank, n.a.
                             P.O. Box 410064
                             Kansas City, MO 64141-0064

                                 PARTICIPATION

4.  WHO IS ELIGIBLE TO PARTICIPATE?

      If you are a holder of record of shares of FON Common Stock, you are eligible to purchase shares of FON Common Stock through the Plan. If you do not hold shares of FON Common Stock in your own name, you must become a stockholder of record by having the shares transferred into your name.

5.  HOW DO YOU PARTICIPATE?

      You may join the Plan by completing and signing an Authorization Form and returning it to the Agent. You may obtain an Authorization Form at any time by writing the Agent at the address set forth in Question 3 or by writing us, as follows:

                               Sprint Corporation
                               Shareholder Relations
                               6200 Sprint Parkway
                               KSOPHF0302
                               Overland Park, KS 66251

6.  WHEN CAN YOU JOIN THE PLAN?

      You may join the Plan at any time. If the Agent receives your Authorization Form on or before the record date for the next dividend, the Agent will invest your dividend in additional shares of FON Common Stock. If the Agent receives your Authorization Form after the record date for a dividend, the dividend reinvestment will not start until payment of the following dividend. Dividend payment dates for FON Common Stock will normally be on the last business day of March, June and September and in the last week of December, and dividend record dates will normally be three weeks before the dividend payment dates. If the Agent receives your optional cash payment before an Investment Date (see Question 13), it will invest your payment in additional shares of FON Common Stock on the Investment Date. If the Agent does not receive your optional cash payment before an Investment Date, your purchases will start with the next Investment Date, which will usually be in the following month.

      For example, to initially invest a quarterly dividend payable at the next dividend payment date (assuming declaration of a dividend), the Agent must receive your Authorization Form by the record date for that dividend. If the Agent receives your Authorization Form after the record date, we will pay you the dividend in cash. The Agent will invest all optional cash payments received by it before an Investment Date in FON Common Stock on that Investment Date.

7.  WHAT DOES THE AUTHORIZATION FORM PROVIDE?

      By checking the appropriate box on the Authorization Form, you can (1) direct us to pay to the Agent the cash dividends on all or less than all of the shares of FON Common Stock registered in your own name and direct the Agent to reinvest the cash dividends, after withholding any required income taxes (see Question 11), and any optional cash payments received from you, or (2) direct the Agent to invest only optional cash payments that you make, in each case after deducting the fees in connection with the purchases (see Question 9). The Agent will use cash dividends on shares of FON Common Stock purchased under the Plan to purchase additional shares of FON Common Stock unless you sell, transfer or withdraw the shares from the Plan (see Questions 20, 21 and 22). You can change your participation only by submitting a new Authorization Form. You should send optional cash payments directly to the Agent. You should make your check or money order payable to UMB Bank, n.a.

8.  HOW DOES SHARE SAFEKEEPING WORK?

      At the time of enrollment in the Plan, or at any later time, you may use the Plan's "share safekeeping" service to deposit any FON Common Stock certificates in your possession with the Agent. The Agent will credit the shares to your account under the Plan. Thereafter, dividends on those shares will be reinvested until you sell, transfer or withdraw the shares from the Plan (see Questions 20, 21 and 22).

      By using the Plan's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, you can sell or transfer shares deposited with the Agent through the Plan (see Questions 21 and 22).

      If you wish to deposit your FON Common Stock certificates with the Agent, you must complete and return to the Agent, by registered, insured mail, the FON Common Stock certificates you want to deposit along with a properly completed Share Safekeeping Form. You should not endorse the certificates. You can get a Share Safekeeping Form from the Agent.

      There is a fee charged in connection with the deposit of certificates in your account for safekeeping (see Question 9). Each time you deposit certificates with the Agent, you should include with the certificates a check or money order payable to the Agent, UMB Bank, n.a., for the fee.

      You cannot deposit certificates for PCS Common Stock with the Agent for safekeeping.

                                     COSTS

9.  DO YOU INCUR ANY EXPENSES IF YOU PARTICIPATE IN THE PLAN?

      The following fees are paid by the shareholder:

Dividend Reinvestment:       2% of the amount of the dividend reinvested ($2.50
                             maximum per account per dividend), plus a $0.10 commission for each share purchased with the reinvested dividend.

Optional Cash Investments:   $2.50 each time you make an optional cash
                             investment, plus a $0.10 commission for each share purchased.

Safekeeping:                 $7.50 each time you deposit a certificate or
                             multiple certificates in an account for
                             safekeeping. If you have multiple accounts, you must pay a separate fee for a deposit of shares to each account.

Sales: $10 each time you sell FON Common Stock held in the Plan, plus a $0.10 commission for each share sold.

      The $0.10 commission for each share purchased or sold will be prorated on the purchase or sale of a fractional share of FON Common Stock.

      These fees will be charged commencing with:

Dividend Reinvestment:       The dividend payable September 30, 2002 to holders
                             of record on September 9, 2002.

Optional Cash Investments:   The September 30, 2002 Investment Date.

Safekeeping:                 Any shares received by the Agent for safekeeping
                             after September 30, 2002.

Sales: Any sale based on instructions received by the Agent after September 30, 2002.

                                   PURCHASES

10.  HOW MANY SHARES OF FON COMMON STOCK WILL YOU PURCHASE?

      The number of shares you purchase depends on the amount of your dividend (after deducting any required income tax withholding per dividend) on shares that you designate to participate in the Plan, any optional cash payments you make, the amount of the fees (see Question 9) and the price of the shares of FON Common Stock purchased (see Question 12). Your account will be credited with that number of shares, including partial shares, equal to the sum of the total amount of your reinvested dividend plus the total amount of your optional cash payment (if an optional cash payment is made) minus the fees, divided by the purchase price of the FON Common Stock.

11.  WHAT HAPPENS IF YOUR DIVIDENDS ARE SUBJECT TO INCOME TAX WITHHOLDING?

      If your dividends are subject to United States income tax withholding (e.g., back-up withholding and withholding on nonresident aliens), the Agent will deduct the required taxes and will apply the net amount of your dividend to the purchase of shares of FON Common Stock.

12. HOW MUCH WILL THE SHARES OF FON COMMON STOCK THAT ARE PURCHASED BY THE AGENT COST?

      The Agent will purchase shares from us, to the extent that we make shares available to the Agent. The Agent will purchase any other shares required for the Plan on the open market or from private sources. The price of shares purchased from us will be the average of the high and low sale prices of the FON Common Stock on the relevant Investment Date. The price of shares purchased on the open market or from private sources will be the average cost per share of all shares so purchased for the relevant Investment Date (see Question 13).

13.  WHEN IS THE INVESTMENT DATE?

      The Investment Date will be the dividend payment date, or the last trading day before the dividend payment date if there is no trade reported on the dividend payment date, in any calendar month in which a cash dividend is paid on the FON Common Stock. Dividend payment dates will normally be the last business day of March, June and September and in the last week of December.

      In all other calendar months the Investment Date will be the thirtieth day of that month (or the last day of February), or the last trading day before that date if there is no trade reported on the thirtieth day (or the last day of February).

      There will normally be only one Investment Date in a month. However, in any month in which a cash dividend is payable and the dividend payment date is before the last five business days in the month, there will be a second Investment Date for optional cash payments on the thirtieth day of that month (or the last day of February), or the last trading day before that date if there is no trade reported on the thirtieth day (or the last day of February).

14.  WHEN WILL THE AGENT PURCHASE SHARES?

      The Agent will purchase shares acquired from us as of the close of business on the Investment Date. The Agent will purchase shares acquired on the open market or from private sources promptly and in no event later than thirty days after the Investment Date. These purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market, or by negotiated transactions, and are subject to whatever terms and conditions, including price and delivery, the Agent agrees to. Dividend and voting rights will begin on the settlement date, which is normally three business days after the purchase, whether from us or any other source. For the purpose of making purchases, the Agent will commingle your funds with those of all other participants.

                            OPTIONAL CASH PAYMENTS

15.  HOW DOES THE CASH PAYMENT OPTION WORK?

      Each month the Agent will use any optional cash payment received from you before the Investment Date for the month, less fees associated with the purchase (see Question 9), to purchase additional shares of FON Common Stock for your account on the Investment Date. If there is more than one Investment Date in a month, the Agent will use your optional cash payment to purchase additional shares of FON Common Stock on the first Investment Date after receipt of your payment. The Agent will use any optional cash payment not received before an Investment Date in any month to purchase additional shares for your account on the Investment Date in the following month.

16.  HOW CAN YOU MAKE AN OPTIONAL CASH PAYMENT?

      You can make an optional cash payment each month. Optional cash payments must be at least $25 each payment and cannot exceed a total of $5,000 each calendar quarter. Each time you make an optional cash payment, you will receive an updated statement after the payment is invested.

      You may make an optional cash payment when enrolling by enclosing with the Authorization Form a check or money order payable to the Agent, UMB Bank, n.a. You can also make an optional cash payment by using the remittance form attached to your account statement sent by the Agent. You do not need to send the same amount of money each time and you are not required to make an optional cash payment each month or each quarter.

17.  WHEN SHOULD YOU MAKE AN OPTIONAL CASH PAYMENT?

      The Agent will invest optional cash payments received before an Investment Date in any month on the Investment Date. If the Agent does not receive an optional cash payment before an Investment Date, the Agent will hold the payment until the next Investment Date. You will not be paid any interest on cash payments. We suggest that you send optional cash payments to the Agent at least ten business days before the end of a month.

                            REPORTS TO PARTICIPANTS

18.  WHAT KIND OF REPORTS WILL YOU RECEIVE?

      You will receive from the Agent a quarterly statement of your account. If you make an optional cash payment, you will receive an updated statement after your optional cash payment is invested. In addition, you will receive from us or the Agent copies of the same communications sent to every other holder of FON Common Stock, including the Annual Report to Stockholders, Notice of Annual Meeting and Proxy Statement, and IRS information return reporting dividends paid (Form 1099-DIV).

      YOU SHOULD KEEP YOUR STATEMENTS FOR INCOME TAX PURPOSES SINCE THE STATEMENTS PROVIDE INFORMATION REGARDING THE COST BASIS OF SHARES THAT YOU PURCHASE THROUGH THE PLAN. YOU WILL NEED THIS INFORMATION WHEN YOU SELL OR TRANSFER THE SHARES (SEE QUESTION 31).

                                   DIVIDENDS

19.  WILL YOU BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

      You will be credited with the amount of dividends attributable to fractions of shares in your account under the Plan and the dividends will be reinvested.

                            CERTIFICATES FOR SHARES

20. WILL THE AGENT ISSUE CERTIFICATES FOR SHARES OF FON COMMON STOCK YOU HOLD IN THE PLAN?

      You normally will not receive certificates for shares of FON Common Stock purchased under the Plan. Your statement of account will show the number of shares credited to your account under the Plan. This convenience protects against loss, theft, or destruction of stock certificates.

      If you make a written request that a certificate be issued, the Agent will issue to you a certificate for any number of whole shares credited to your account under the Plan (whether purchased under the Plan or deposited with the Agent for safekeeping). Your participation in the Plan will not terminate. However, if you are reinvesting your cash dividends only on shares credited to your account under the Plan, the issuance of a certificate for these shares will remove them from the Plan and the cash dividends on these shares will not be reinvested thereafter. Any full shares and fraction of a share not issued will continue to be credited to your account and cash dividends on those shares will continue to be reinvested in FON Common Stock.

      You may not pledge shares credited to your account under the Plan as collateral. If you want to pledge your shares, you must request that a certificate for the shares be issued to you in your name.

      The Agent will not issue certificates for fractions of shares under any circumstances.

21.  HOW DO YOU SELL SHARES HELD IN THE PLAN?

      You may ask the Agent to sell any number of shares, including fractional shares, held in your account at any time by giving written instructions to the Agent. The Agent will make the sale as soon as practicable after it receives the request. If your account is in the name of more than one person, each individual whose name is on the account must execute the request to sell shares. You (and any co-owner) will receive the proceeds, less the fees associated with the sale (see Question 9). The Agent will pay the proceeds of shares sold through the Plan by check.

      If the Agent receives instructions for the sale of all shares credited to your account on or after an ex-dividend date but before the related dividend payment date, the Agent will not process the sale until after the dividend payment date. The dividends on the shares will be reinvested on the dividend payment date and the shares purchased with the dividends will be included in the shares sold. If the Agent receives instructions for the sale of less than all your shares on or after an ex-dividend date but before the related dividend payment date, the Agent will process the sale as soon as practicable and the dividend on the shares that have been sold, as well as the dividend on the shares remaining in the account, will be reinvested on the dividend payment date and the shares purchased will be credited to your account. The ex-dividend date is two business days before the record date and will normally be approximately three and one half weeks before the dividend payment date.

22.   HOW DO YOU TRANSFER SHARES HELD IN THE PLAN?

      If you want to transfer the ownership of all or part of the shares held in your Plan account to another person, whether by gift, private sale or otherwise, you may make the transfer by mailing a properly completed and executed stock assignment (stock power) to the Agent. There is no fee charged for transfers.

      You must transfer a whole number of shares, unless the transfer is to another participant in the Plan, in which case you may transfer any number of shares, including fractional shares. If you transfer all whole shares in your account, any remaining fractional share will remain in your account and dividends on the fractional share and any optional cash payment will be invested in FON Common Stock unless you instruct the Agent to sell the fractional share or otherwise indicate that you want to terminate participation in the Plan. If you instruct the Agent to sell the fractional share, the Agent will sell the fractional share and mail the proceeds directly to you (see Question 26).

      You must include in your written request for transfer that you send to the Agent the names and addresses of the transferee(s) and you must also send an executed stock assignment (stock power) with medallion signature guarantee. Your signature and the signatures of any co-owners on the assignment must correspond exactly with the names on the account. The transferee(s) will also have to provide to the Agent the tax identification number of the transferee(s) on Form W-9.

      If the Agent receives instructions for the transfer of all shares credited to your Plan account on or after an ex-dividend date but before the related dividend payment date, the Agent will not process the transfer until after the dividend payment date. The Agent will reinvest the dividends on the shares on the dividend payment date and the shares purchased with the dividends will be included in the shares transferred. You may want to avoid this because of the uncertainty regarding the number of shares being transferred.

      If the Agent receives instructions for the transfer of less than all your shares on or after an ex-dividend date but before the related dividend payment date, the Agent will process the transfer as soon as practicable and the Agent will reinvest the dividend on the shares that have been transferred, as well as the dividend on the shares remaining in your account, on the dividend payment date and will credit the shares purchased to your account.

      The Agent will issue a stock certificate for the shares transferred to the transferees and mail information pertaining to the Plan to the transferees, unless the transferees already participate in the Plan.

                                  TERMINATION

23.  HOW DO YOU TERMINATE YOUR PARTICIPATION IN THE PLAN?

      You may terminate participation in the Plan by notifying the Agent, in writing, that you want to terminate.

24.  WHEN DOES YOUR NOTICE OF TERMINATION BECOME EFFECTIVE?

      A notice of termination is normally effective when the Agent receives it. However, if the Agent receives the notice on or after an ex-dividend date and before the related dividend payment date, the notice will be effective after that dividend payment date. The Agent will invest the dividend paid on that date and any optional cash payment under the Plan. The Agent will process the notice of termination after crediting your account with the shares purchased.

      After your termination from the Plan, we will pay dividends in cash directly to you unless you elect to re-enroll in the Plan, which you may do at any time.

25. HOW WILL CERTIFICATES FOR SHARES BE DISTRIBUTED TO YOU WHEN YOU TERMINATE PARTICIPATION IN THE PLAN?

      When you terminate participation in the Plan, or if we terminate the Plan, the Agent will issue a certificate for whole shares credited to your account under the Plan. The Agent will mail to you a cash payment for any fraction of a share (see Question 26). Upon termination, you may ask the Agent to sell all of the shares, both whole and fractional, credited to your account in the Plan (see Question 21).

26. WHATHAPPENS TO A FRACTION OF A SHARE WHEN YOU REQUEST TO TERMINATE PARTICIPATION IN THE PLAN OR WE TERMINATE THE PLAN?

      When you terminate participation in the Plan, the Agent will mail to you a cash payment representing the proceeds from the sale of any fraction of a share. This cash payment will be based on the then current market price of the shares of FON Common Stock. We will also make adjustments for fractional shares if we terminate the Plan. Except for the prorated portion of the $0.10 per share commission charged in connection with the sale of shares, no fee will be charged in connection with the sale of a fractional share on termination unless you ask the Agent to sell all of the shares, both whole and fractional, in your account.

                               OTHER INFORMATION

27.  WHAT HAPPENS WHEN YOU SELL OR TRANSFER A PORTION OF YOUR SHARES IN THE
PLAN?

      If you are reinvesting the cash dividends on all of the shares of FON Common Stock registered in your name and you dispose of a portion of the shares, the Agent will continue to reinvest the dividends on the remaining shares.

      If you are reinvesting the cash dividends on part of the shares of FON Common Stock registered in your name and you dispose of a portion of those shares, the Agent will continue to reinvest the dividends on the remaining shares up to the number of shares you originally authorized.

      For example, if you authorized the Agent to reinvest the cash dividends on 50 shares of a total of 100 shares registered in your name, and then you dispose of 25 shares, the Agent would continue to reinvest the cash dividends on 50 of the remaining 75 shares. If instead you dispose of 75 shares, the Agent would continue to reinvest the cash dividends on all of the remaining 25 shares.

      The Agent will continue to reinvest the dividends on shares credited to your account under the Plan until you sell or transfer the shares or withdraw the shares from the Plan.

28.  DOES PARTICIPATION IN THE PLAN INVOLVE ANY RISK?

      The Plan itself creates no additional risk. Your risk is the same as with any other investment in shares of FON Common Stock. You should recognize that by purchasing or selling through the Plan, you lose any advantage otherwise available from being able to select the timing of your purchases or sales. You must recognize that neither Sprint nor the Agent can assure you a profit or protect you against a loss on the shares you purchase or sell under the Plan. For more information on risk factors relating to the FON Common Stock and to us, see Risk Factors Relating to Tracking Stocks and Risk Factors Relating to Sprint in our Annual Reports on Form 10-K.

29. WHAT HAPPENS IF WE ISSUE A STOCK DIVIDEND, DECLARE A STOCK SPLIT OR HAVE A RIGHTS OFFERING?

      Any shares distributed by us as a stock dividend on shares credited to your account, or upon any split of those shares, will be credited to your account and held by the Agent for safekeeping. Stock dividends distributed on shares registered in your name that are not held by the Agent under the Plan, as well as shares distributed on account of any split of those shares, will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including shares credited to your account under the Plan. The Agent will sell rights (except for the FON Group Rights provided for by our Shareholder Rights Plan) applicable to shares credited to you under the Plan and credit the proceeds to your account under the Plan. The Agent will then apply the proceeds as an optional cash payment to purchase shares of FON Common Stock on the next Investment Date.

30.  HOW WILL YOUR SHARES BE VOTED AT STOCKHOLDER MEETINGS?

      We will send you a proxy to vote all of your shares held in the Plan. The shares will be voted in the manner you direct in your proxy. If you do not return a proxy or vote in person at the meeting, your shares will not be voted.

      In addition to voting by mail, you may vote using the Internet or the telephone by following the instructions on the proxy card that we send to you.

      We are able to distribute your proxy materials to you in a fast and efficient manner via the Internet instead of mailing them to you. This reduces the amount of paper delivered to your address and eliminates the cost of sending these documents by mail. To make this election follow the instructions after you vote via the Internet the next time we have a stockholder meeting.

31.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

      (1) For Federal income tax purposes, you must include as taxable income the amount of the cash dividend (before deduction of any required back-up withholding and fees) that you would have received if you had not reinvested the dividend in FON Common Stock. The information return (Form 1099-DIV) we send to you and the Internal Revenue Service at year-end will report the total amount of the dividends.

      (2) The tax basis per share for shares of FON Common Stock you acquire pursuant to the Plan is equal to the purchase price per share paid by the Agent as described in Question 12, plus the fees and commissions you pay.

      (3) Your holding period for shares of FON Common Stock acquired pursuant to the Plan will begin on the day following the purchase of the shares.

      (4) You will not recognize any taxable income when you request and receive certificates for whole shares credited to your account.

      (5) You will recognize gain or loss when you sell or transfer shares in a taxable transaction and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your account upon termination of participation in the Plan. The amount of the gain or loss will be the difference between the amount you receive, after any fees or commissions, for the shares or fraction of a share and the tax basis of the shares or fraction of a share.

      (6) Shares of FON Common Stock purchased under the Plan have FON Group Rights issued pursuant to our Shareholders Rights Plan attached. Depending upon the circumstances, you may recognize taxable income if the FON Group Rights become exercisable or are exercised for shares of FON Common Stock or for common stock of an acquiring company. Sprint's redemption of the FON Group Rights also would be a taxable event.

      The Federal income tax discussion set forth above is included for general information only. You should consult your tax advisor with respect to the tax consequences of participation in the Plan and the sale or transfer of shares purchased under the Plan.

32.  WHAT IS THE AGENT'S RESPONSIBILITY UNDER THE PLAN?

      The Agent, UMB Bank, n.a., had no responsibility for the preparation and contents of this Prospectus or of the Registration Statement of which this Prospectus is a part. In performing its duties under the Plan, the Agent will not be liable for any act it does in good faith, or for any good faith omission to act, including any claims of liability arising out of failure to terminate your account upon your death before it receives notice in writing of your death.

33.  CAN WE CHANGE OR DISCONTINUE THE PLAN?

      We reserve the right to suspend, modify or terminate the Plan at any time. We will send you a notice if we decide to suspend, modify or terminate the Plan.

                       VALIDITY OF THE FON COMMON STOCK

      The validity of the original issue shares of FON Common Stock to be purchased from Sprint under the Plan has been passed upon by Don A. Jensen, formerly Vice President and Secretary of Sprint.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Consistent with Kansas law, Article IV, Section 9, of our Bylaws provides that we will indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful. We have entered into indemnification agreements with our directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of services as a director, officer, employee or agent of our company.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                              SPRINT CORPORATION

                     AUTOMATIC DIVIDEND REINVESTMENT PLAN

                               FON COMMON STOCK


                            ----------------------

                                  PROSPECTUS

                            ----------------------

      WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF AUGUST 12, 2002.

                             DATED AUGUST 12, 2002

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER  EXHIBIT
------  --------------------------------------------------------------------------------------------------------

   4A.  The rights of Sprint's equity security holders are defined in the Fifth, Sixth, Seventh and Eighth
        Articles of Sprint's Articles of Incorporation. The Articles of Incorporation, as amended, are filed as
        Exhibit 3(a) to Sprint Corporation's Quarterly Report on form 10-Q for the quarter ended March 31,
        2002, and incorporated herein by reference.

   4B.  Provisions regarding Stockholders' Meetings are set forth in Article III of the Bylaws. Provisions regarding the Capital Stock Committee are set forth in Article IV, Section 12 of the Bylaws. The
        Bylaws, as amended, are filed as Exhibit 3.2 to Amendment No. 4 to Sprint Corporation's
        Registration Statement on Form 8-A relating to Sprint's Series 1 PCS Common Stock, filed April 17,
        2002, and incorporated herein by reference.

   4C.  Rights Agreement dated as of November 23, 1998, between Sprint Corporation and UMB Bank, n.a.
        (filed as Exhibit 4.1 to Amendment No. 1 to Sprint Corporation's Registration Statement on Form
        8-A relating to Sprint's PCS Group Rights, filed November 25, 1998, and incorporated herein by reference).

   4D.  Amended and Restated Standstill Agreement dated November 23, 1998, by and among Sprint
        Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit 4E to Post-Effective
        Amendment No. 2 to Sprint Corporation's Registration Statement on Form S-3 (No. 33-58488) and
        incorporated herein by reference) as amended by the Master Transfer Agreement dated January 21,
        2000 between and among France Telecom, Deutsche Telekom AG, NAB Nordamerika Beteiligungs
        Holding GmbH, Atlas Telecommunications, S.A., Sprint Corporation, Sprint Global Venture, Inc.
        and the JV Entities set forth in Schedule II thereto (filed as Exhibit 2 to Sprint Corporation's Current
        Report on Form 8-K dated January 26, 2000, and incorporated herein by reference).

   4E.  Tracking Stock Policies of Sprint Corporation (filed as Exhibit 4(c) to Sprint Corporation's Annual
        Report on Form 10-K/A for the year ended December 31, 2001, and incorporated herein by reference).

    5.  Opinion and consent of Don A. Jensen, Esq.*

 23-A.  Consent of Ernst & Young LLP.

 23-B.  Consent of Don A. Jensen, Esq. is contained in his opinion filed as Exhibit 5.

   24.  Power of Attorney is contained on page II-2 of this Amendment to the Registration Statement.

--------

*Previously filed

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 12th day of August, 2002.

                                              SPRINT CORPORATION

                                              By:   /s/  ROBERT J. DELLINGER
                                                  -----------------------------
                                                   (R.J. Dellinger, Executive
                                                         Vice President)

                               POWER OF ATTORNEY

      We, the undersigned officers and directors of Sprint Corporation, hereby severally constitute W.T. Esrey, R. T. LeMay, R.J. Dellinger, and J.R. Devlin and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Amendment to the Registration Statement filed herewith and any and all additional amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Amendment to the Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

          NAME                       TITLE                      DATE
          ----                       -----                      ----

    /S/  W.T. ESREY      Chairman of the Board and
________________________ Chief Executive Officer
      (W.T. ESREY)       (Principal Executive Officer)
                                                           August 12, 2002
/S/  ROBERT J. DELLINGER Executive Vice President--
________________________ Chief Financial Officer
    (R.J. DELLINGER)     (Principal Financial Officer)

         NAME                       TITLE                       DATE
         ----                       -----                       ----

    /S/  J.P. MEYER     Senior Vice President and
----------------------- Controller
     (J.P. MEYER)       (Principal Accounting Officer)

  /S/  DUBOSE AUSLEY    Director
-----------------------
    (DUBOSE AUSLEY)

/S/  I.O. HOCKADAY, JR. Director
-----------------------
 (I.O. HOCKADAY, JR.)
                                                           August 12, 2002
    /S/  R.T. LEMAY     Director
-----------------------
     (R.T. LEMAY)

/S/  LINDA KOCH LORIMER Director
-----------------------
    (L.K. LORIMER)

    /S/  C.E. RICE      Director
-----------------------
      (C.E. RICE)

  /S/  LOUIS W. SMITH   Director
-----------------------
   (LOUIS W. SMITH)

  /S/  STEWART TURLEY   Director
-----------------------
   (STEWART TURLEY)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER  EXHIBIT
------  --------------------------------------------------------------------------------------------------------

   4A.  The rights of Sprint's equity security holders are defined in the Fifth, Sixth, Seventh and Eighth
        Articles of Sprint's Articles of Incorporation. The Articles of Incorporation, as amended, are filed as
        Exhibit 3(a) to Sprint Corporation's Quarterly Report on form 10-Q for the quarter ended March 31,
        2002, and incorporated herein by reference.

   4B.  Provisions regarding Stockholders' Meetings are set forth in Article III of the Bylaws. Provisions regarding the Capital Stock Committee are set forth in Article IV, Section 12 of the Bylaws. The
        Bylaws, as amended, are filed as Exhibit 3.2 to Amendment No. 4 to Sprint Corporation's
        Registration Statement on Form 8-A relating to Sprint's Series 1 PCS Common Stock, filed April 17,
        2002, and incorporated herein by reference.

   4C.  Rights Agreement dated as of November 23, 1998, between Sprint Corporation and UMB Bank, n.a.
        (filed as Exhibit 4.1 to Amendment No. 1 to Sprint Corporation's Registration Statement on Form
        8-A relating to Sprint's PCS Group Rights, filed November 25, 1998, and incorporated herein by reference).

   4D.  Amended and Restated Standstill Agreement dated November 23, 1998, by and among Sprint
        Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit 4E to Post-Effective
        Amendment No. 2 to Sprint Corporation's Registration Statement on Form S-3 (No. 33-58488) and
        incorporated herein by reference) as amended by the Master Transfer Agreement dated January 21,
        2000 between and among France Telecom, Deutsche Telekom AG, NAB Nordamerika Beteiligungs
        Holding GmbH, Atlas Telecommunications, S.A., Sprint Corporation, Sprint Global Venture, Inc.
        and the JV Entities set forth in Schedule II thereto (filed as Exhibit 2 to Sprint Corporation's Current
        Report on Form 8-K dated January 26, 2000, and incorporated herein by reference).

   4E.  Tracking Stock Policies of Sprint Corporation (filed as Exhibit 4(c) to Sprint Corporation's Annual
        Report on Form 10-K/A for the year ended December 31, 2001, and incorporated herein by reference).

    5.  Opinion and consent of Don A. Jensen, Esq.*

 23-A.  Consent of Ernst & Young LLP.

 23-B.  Consent of Don A. Jensen, Esq. is contained in his opinion filed as Exhibit 5.

   24.  Power of Attorney is contained on page II-2 of this Amendment to the Registration Statement.

--------

*Previously filed